Exhibit 10.1
SHORT-TERM CASH INCENTIVE AWARD NOTICE
[20__]

This Short-Term Cash Incentive Award Notice (this “Award Notice”) sets forth the terms and conditions of your Short-Term Cash Incentive Award (the “Award”) that is subject to the terms and conditions specified herein and that is granted to you by United Airlines Holdings, Inc., a Delaware corporation (the “Company”), under the United Airlines Holdings, Inc. 2021 Incentive Compensation Plan (as amended from time to time, the “Plan”) with respect to the Performance Period specified on Exhibit A.

SECTION 1. The Plan; Target Opportunity; Performance Criteria and Performance Goals; CARES Act.

(a)    The Plan. This Award is made pursuant to the Plan, all the terms of which are hereby incorporated into this Award Notice. In the event of any conflict between the terms of the Plan and the terms of this Award Notice, the terms of the Plan shall govern except to the extent that (i) any term herein is required to comply with the CARES Act (as defined below) or (ii) any term in the Plan is required to be modified to comply with the CARES Act.

(b)    Target Award Opportunity; Performance Criteria and Performance Goals. Your target opportunity for the Performance Period is [_______ of your Base Salary (as defined on Exhibit A)] [_____________________] (the “Target Award”). The Award shall vest in accordance with the Performance Criteria and Performance Goals established by the Committee, which are as set forth in Exhibit A.

[(c)    CARES Act. The Company, United Airlines, Inc. (“United”), and United employees have benefited from U.S. government support provided by the Coronavirus Aid, Relief, and Economic Security Act of 2020 (the “CARES Act”) and subsequent payroll support and loan programs. Under the CARES Act, United and certain employees are subject to restrictions, including compensation limits applicable to employees whose 2019 total compensation exceeded $425,000. Additional compensation limits apply to employees with 2019 total compensation in excess of $3 million, and compensation limits also apply to employees with compensation over the specified limits during subsequent reference time periods. The Company and United have designed employee compensation programs to comply with the requirements of the CARES Act and the related payroll support and loan programs. Notwithstanding the foregoing, if this Award is deemed to violate requirements of the CARES Act and the related payroll support and loan programs, this Award shall be void to the extent necessary to comply with such requirements.]1

SECTION 2. Vesting and Settlement.

(a)     Vesting. Subject to the terms and conditions of this Award Notice and the provisions of the Plan, your Award shall vest on the last day of the Performance Period (except as set forth on Exhibit A or as otherwise determined by the Committee in its sole discretion) in accordance with achievement of the Performance Criteria and related Performance Goals as set forth on Exhibit A, provided that you must be actively employed by the Company or an Affiliate on the last day of the Performance Period, except as set forth on Exhibit A or as otherwise determined by the Committee in its sole discretion.

(b)     Settlement of Award. Any amount payable pursuant to this Award shall be paid in cash no later than sixty (60) days following the end of the Performance Period.
1 Paragraph (c) will be deleted from award notices once the Company is no longer subject to the CARES Act.

SECTION 3. Forfeiture. Unless the Committee determines otherwise, and except as otherwise provided in Exhibit A, if the vesting of the Award has not occurred prior to the date of your Termination of Employment, your rights with respect to the Award shall immediately terminate upon your Termination of Employment, and you will be entitled to no further payments or benefits with respect to the Award.

SECTION 4. Non-Transferability of Award. Unless otherwise provided by the Committee in its discretion, the Award may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered by you, otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company, provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

SECTION 5. Data Privacy. You hereby explicitly consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Award Notice by and among, as applicable, the Company, its Affiliates and its Subsidiaries for the exclusive purpose of implementing, administering and managing your participation in the Plan. You understand that the Company (and/or your local employer, if applicable) holds certain personal information about you, which information may include, but is not limited to, your name, home address and telephone number, date of birth, email address, family size, marital status, sex, beneficiary information, emergency contacts, passport/visa information, age, language skills, driver’s license information, nationality, resume, wage history, employment references, social insurance number or other identification number, salary, job title, employment or severance contract details, current wage and benefit information, personal bank account number, tax related information, plan or benefit enrollment forms and elections, option or benefit statements, any shares of stock or directorships in the Company, details of all awards (if any) granted, canceled, purchased, vested, unvested or outstanding for purpose of managing and administering the Plan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any proceeds acquired. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Human Resources. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact Human Resources.

SECTION 6. Tax Withholding. The Company shall have the right to withhold from any payment hereunder all applicable federal, state, local and other taxes as required by law.

SECTION 7. Successors and Assigns of the Company. The terms and conditions of this Award Notice shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

SECTION 8. Committee Discretion. Pursuant to Section 3(e) of the Plan, the Committee may delegate to one or more senior officers of the Company the authority to make grants of Awards and all necessary and appropriate decisions and determinations with respect thereto. The Committee, and any officer to whom the Committee has delegated authority pursuant to the Plan, shall have full and plenary discretion with respect to any actions to be taken or determinations to be made pursuant to the Plan and this Award Notice, and any such determinations shall be final, binding and conclusive. Any references in this Award Notice to the Committee shall be deemed to include any officer to whom the Committee has delegated authority pursuant to the Plan.

SECTION 9. Amendment of this Award Notice. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Notice prospectively or retroactively; provided, however, that, except as set forth in Section 10(e) of the Plan relating to Section 409A of the Code, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely impair your rights under this Award Notice shall not to that extent be effective without your consent (it being understood, notwithstanding the foregoing proviso, that this Award Notice shall be subject to the provisions of Section 7(c) of the Plan relating to the adjustment of Awards upon the occurrence of certain unusual, infrequently occurring or nonrecurring events).

SECTION 10. Priority of Interpretation. To the extent permitted by the Plan, in the event of any conflict between the terms of this Award Notice and the terms of any plan, program, agreement or arrangement of the Company or any of its Subsidiaries applicable to you, the terms of such plan, program, agreement or arrangement shall govern.

SECTION 11. Miscellaneous.

(a)     Continuation of Employment; Not a Contract of Employment; No Acquired Rights. This Award Notice shall not confer upon you any right to continuation of employment by the Company, its Affiliates, and/or its Subsidiaries, nor shall this Award Notice interfere in any way with the Company’s, its Affiliates’, and/or its Subsidiaries’ right to terminate your employment at any time, except to the extent expressly provided otherwise in a written agreement between you and the Company, an Affiliate or Subsidiary or as prohibited by law.

(b)     Not a Part of Salary. In accepting the grant of an Award under the Plan, you acknowledge that: (i) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, suspended or terminated by the Company at any time, as provided in the Plan and this Award Notice; (ii) the grant of the Award is voluntary and occasional and does not create any contractual or other right to receive future grants of short-term cash incentive awards, or benefits in lieu of short-term cash incentive awards, even if short-term cash incentive awards have been granted repeatedly in the past; (iii) all decisions with respect to future grants, if any, will be at the sole discretion of the Company; (iv) your participation in the Plan is voluntary; (v) any payment with respect to the Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (vi) the grant of the Award is provided for future services to the Company and its Affiliates and is not under any circumstances to be considered compensation for past services; (vii) in the event that you are an employee of the Company, Affiliate or Subsidiary, the grant will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the grant will not be interpreted to form an employment contract with the Affiliate or Subsidiary that is your employer; (viii)  no claim or entitlement to compensation or damages arises from forfeiture or termination of the Award and you irrevocably release the Company, its Affiliates and its Subsidiaries from any such claim that may arise; and (ix) in the event of the termination of your employment, your right to receive the Award and receive a payment in settlement of the Award, if any, will terminate in accordance with the terms of the Plan and this Award Notice and will not be extended by any notice period mandated under local law; furthermore, your right to vest in the Award after such termination of employment, if any, will be measured by the date of termination of your active employment and will not be extended by any notice period mandated under local law.

(c)     Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the Award or other awards granted to you under the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party-designated by the Company.

(d)     Foreign Indemnity. You agree to indemnify the Company for your portion of any social insurance obligations or taxes arising under any foreign law with respect to the grant or settlement of this Award.

(e)     English Language. If you are resident and/or employed outside of the United States, you acknowledge and agree that it is your express intent that the Award Notice, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Award, be drawn up in English. If you have received the Award Notice, the Plan or any other documents related to the Award translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

(g)     Section 409A. This Award is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent. The payments to you pursuant to this Award Notice are also intended to be exempt from Section 409A of the Code to the maximum extent possible as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4) ). In the event the terms of this Award Notice would subject you to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and you shall cooperate diligently to amend the terms of this Award Notice to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Award Notice. To the extent any amounts under this Award Notice are payable by reference to your termination of employment, such term shall be deemed to refer to your “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Award Notice, to the extent any payments hereunder constitutes nonqualified deferred compensation, within the meaning of Section 409A of the Code, then (A) each such payment which is conditioned upon your execution of a release and which is to be paid or provided during a designated period that begins in one taxable year and ends in a second taxable year, shall be paid or provided in the later of the two taxable years and (B) if you are a specified employee (within the meaning of Section 409A of the Code) as of the date of your separation from service, each such payment that is payable upon your separation from service and would have been paid prior to the six-month anniversary of your separation from service, shall be delayed until the earlier to occur of (i) the first business day following the six-month anniversary of the separation from service and (ii) the date of your death.

(h) Compliance with Local Law. If you are resident or employed outside of the United States, as a condition to the grant of the Award, you agree to repatriate all payments attributable to the cash acquired under the Plan, if any, in accordance with local foreign exchange rules and regulations in your country of residence (and country of employment, if different). In addition, you agree to take any and all actions, and consent to any and all actions taken by the Company and the Company’s Affiliates and Subsidiaries, as may be required to allow the Company and the Company’s Affiliates and Subsidiaries to comply with local laws, rules and regulations in your country of residence (and country of employment, if different). Finally, you agree to take any and all actions as may be required to comply with your personal legal and tax obligations under local laws, rules and regulations in your country of residence (and country of employment, if different).

(i)     Governing Law. All questions concerning the construction, validity and interpretation of this Award Notice and the Plan shall be governed and construed according to the laws of the State of Delaware, without regard to the application of the conflicts of laws provisions thereof. Any disputes regarding this Award or the Plan shall be brought only in the state or federal courts of the State of Delaware.

(k)     Additional Requirements. The Company reserves the right to impose other requirements on the Award, and your participation in the Plan, to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the administration of the Award and the Plan. Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

(l)     Additional Information. If you have any questions regarding this Award Notice, please contact [CONTACT INFORMATION], or your HR Partner. If you wish to obtain a copy of the Plan or a list of names and addresses of any potential recipients of the Data please contact [CONTACT INFORMATION].

EXHIBIT A
Performance Criteria and Performance Goals

1.    Performance Criteria and Performance Goals. Achievement of a Performance Goal means that the performance achieved by the Company with respect to the applicable measurement period equals or exceeds the Entry Level, Target Level or Stretch Level goal established by the Committee for the related Performance Criteria (metric) established by the Committee, which are as follows:

Performance Criteria and Goals:

[_________ Performance Criteria] [and Related Performance Goals:

    Entry Level means [PERFORMANCE CRITERIA AND ENTRY LEVEL];
    Target Level means [PERFORMANCE CRITERIA AND TARGET LEVEL]; and
    Stretch Level means [PERFORMANCE CRITERIA AND STRETCH LEVEL.]2

[In addition to the above specified Performance Criteria and Performance Goals, the Committee has established additional threshold condition(s) (each a “Performance Hurdle”) that must be achieved in order to earn payment under the Award. Payment of the Award shall be subject to the following Performance Hurdle(s): [_________________________________][and you must have remained continuously employed by the Company or a Subsidiary through the end of the Performance Period (except in cases of earlier termination of employment due to death or Disability [or an involuntary termination of employment following a Change in Control])].]3

Performance Period: The “Performance Period” for this Award shall mean the period January 1, ____ to _______________. [All of the Performance Criteria] or [The ______ Performance Criteria] shall be measured over the period _________ to __________. 4

2.    Achievement of Performance.

(a)    Award Payment Level. If the Performance Criteria for the Performance Period reaches a performance level that equals or exceeds the Entry Level and, if applicable, the Performance Hurdle(s) are satisfied, then the portion of the Award that will vest will be an amount equal to (i) the Target Award applicable with respect to such Performance Criteria multiplied by (ii) your Vested Percentage for the Performance Period applicable to such Performance Criteria as set forth in clause (b) below.

(b)    Vested Percentage. Your Vested Percentage with respect to the Performance Period will be determined in accordance with the following table(s)5 (straight line interpolation will be used between levels):
2 Duplicate this section of the Award Exhibit for each Performance Criteria established by the Committee. Details of the Entry Level Goal, Target Level Goal, and Stretch Level Goal for each such Performance Criteria may be included in the Award Exhibit or communicated separately to the Award recipient.
3 For any Award, the Committee may, or may not, choose to establish addition Performance Hurdle(s), which may be an additional financial, operational, employment or other condition that must be satisfied in order for the recipient to earn payment of the Award.
4 Duplicate this sentence as needed if more than one measurement period is established for the Performance Criteria.
5 Insert table to reflect the applicable opportunity levels for each Performance Criteria established by the Committee.

Level of [INSERT PERFORMANCE CRITERIA] Achieved	Vested Percentage
Entry	__%
Target	__%
Stretch (or higher)	__%

3.    Termination due to Death or Disability. In the event your employment terminates by reason of death or termination by the Company due to Disability during the Performance Period, then (i) the Performance Goals specified in Section 2 shall be deemed to be achieved at a level equal to the Target Level and (ii) you or your estate (as the case may be) shall vest in the target Award on a pro-rated basis, calculated based on a fraction, the numerator of which is the number of days during the Performance Period and ending on the date of your termination of employment due to death or termination by the Company due to Disability, and the denominator of which is 365. The pro-rated Award shall be distributed to you or your estate (as the case may be) within 60 days following such termination due to death or Disability. The Performance Hurdle(s), if any, shall not apply in situations involving termination due to death or Disability.

4.     Vesting upon a Change of Control. If a Change of Control occurs and you are employed by the Company or a subsidiary on the day immediately preceding the Change of Control, then (i) the Performance Goals specified in Section 2 shall be deemed to be achieved at a level equal to the Target Level and (ii) you shall vest in the target Award. The Award shall be distributed to you or your estate (as the case may be) within 60 days following the end of the Performance Period, subject to your continued employment through the end of the Performance Period unless (i) you are terminated under circumstances entitling you to severance under the terms of the severance policy applicable to you at such time or (ii) if no such severance policy is applicable to you, you are involuntarily terminated by the Company without cause as determined by the Committee. The Performance Hurdle(s), if any, shall not apply in situations involving termination in connection with a Change of Control pursuant to which you are eligible for payment under this Section 4.

5.         Base Salary. For purposes of this Award, “Base Salary” means your base annual salary with respect to [____________] payable or paid by the Company or a consolidated subsidiary, as applicable, [as in effect on a date specified by the Committee or over a period specified by the Committee for the ______ fiscal year as determined by the Committee].